IMPORTANT MESSAGE TO STOCKHOLDERS OF ROYCE GLOBAL VALUE TRUST, INC.A Special Meeting of Stockholders for Royce Global Value Trust, Inc. is scheduled to be held on JULY 14, 2020. Proxy materials are being mailed to you for your review. DO NOT DISCARD THE ENVELOPE WHEN IT ARRIVES. It will contain time-sensitive voting materials that require a response from you as a stockholder. The Board of Directors unanimously recommends that you vote IN FAVOR OF THE PROPOSAL SET FORTH IN THE PROXY STATEMENT.You can also review information about the Special Meeting of Stockholders online at: www.ReadOurMaterials.com/rgtIf you have any questions, please call the firm assisting us with the solicitation toll-free at 877-825-8906.Thank you!

Royce Global Value Trust, Inc. c/o Innisfree M&A Incorporated FDR Station P.O. Box 5155 New York, NY 10150-5155PRESORTED FIRST CLASS MAIL U.S. POSTAGE PAID PERMIT No. 14 HICKSVILLE, NY 11801 ATTENTION Royce Global Value Trust, Inc. Stockholders:You are invited to review the proxy materials posted online in advance of the Special Meeting of Stockholders scheduled to be held on July 14, 2020.Please go online to: www.ReadOurMaterials.com/rgtIf you have any questions, please call the firm assisting us with the solicitation toll-free at 877-825-8906.

IMPORTANT MESSAGE TO STOCKHOLDERS OF ROYCE VALUE TRUST, INC.A Special Meeting of Stockholders for Royce Value Trust, Inc. is scheduled to be held on JULY 14, 2020. Proxy materials are being mailed to you for your review. DO NOT DISCARD THE ENVELOPE WHEN IT ARRIVES. It will contain time-sensitive voting materials that require a response from you as a stockholder. The Board of Directors unanimously recommends that you vote IN FAVOR OF THE PROPOSAL SET FORTH IN THE PROXY STATEMENT.You can also review information about the Special Meeting of Stockholders online at: www.ReadOurMaterials.com/rvtIf you have any questions, please call the firm assisting us with the solicitation toll-free at 877-825-8964.Thank you!

Royce Value Trust, Inc. c/o Innisfree M&A Incorporated FDR Station P.O. Box 5155 New York, NY 10150-5155PRESORTED FIRST CLASS MAIL U.S. POSTAGE PAID PERMIT No. 14 HICKSVILLE, NY 11801 ATTENTION Royce Value Trust, Inc. Stockholders:You are invited to review the proxy materials posted online in advance of the Special Meeting of Stockholders scheduled to be held on July 14, 2020.Please go online to: www.ReadOurMaterials.com/rvtIf you have any questions, please call the firm assisting us with the solicitation toll-free at 877-825-8964.

Your Vote Is Important
No Matter How Many or How Few Shares You Own

Royce Global Value Trust, Inc.

May 15, 2020

Dear Stockholder,

In the coming weeks, you will have an important decision to make regarding the future of your investment in Royce Global Value Trust, Inc. (the "Fund"). On July 14, 2020, we are scheduled to hold a Special Meeting of Stockholders (the "Special Meeting") to approve a new investment advisory agreement with Royce Investment Partners ("Royce")[1]. Royce is the Fund's investment manager. In that role, Royce has developed and implemented the investment strategy that has enabled the Fund to consistently outperform its benchmark[2].

Your vote is necessary to approve the investment advisory agreement because of a transaction involving Royce's indirect parent company, Legg Mason Inc. ("Legg Mason"). As you may be aware, Legg Mason has agreed to be acquired by Franklin Resources, Inc., a global investment management organization operating as Franklin Templeton. The transaction will create one of the world's largest independent, specialized global investment managers with a total of $1.5 trillion in assets under management[3]. Together, the combined organization will have greater scale, broader distribution capabilities, and new opportunities to grow. Upon completion of this transaction, Royce will become a majority-owned, indirect subsidiary of Franklin Templeton but will continue to operate on a standalone basis.

Franklin Templeton's acquisition of Legg Mason will result in what is commonly called a "change of control," and this will cause the Fund's current investment advisory agreement to terminate in accordance with its terms as required by applicable law. **Accordingly, stockholders are being asked to vote to approve a new investment advisory agreement so that the Fund's operations can continue uninterrupted after the Franklin Templeton-Legg Mason transaction is completed.**

What this Means for Stockholders

Importantly, the new investment advisory agreement will be substantially identical to the current agreement. There will be no changes to the Fund's portfolio management personnel, investment objective, principal investment strategy, or investment guidelines. **The contractual investment advisory fee rate will also remain the same.** In short, if the agreement is approved, the Fund will continue operating as it always has.

Support the Fund Manager that Has a Strong Track Record of Outperformance

Stockholder approval of the investment advisory agreement will provide the Fund the opportunity to continue its track record of outperformance, which has included:

- Consistently outperforming the Fund's benchmark[2] over key timeframes, including year-to-date and over the past 1-, 3-, and 5-year periods ended 3/31/20[4]
- Outperforming the benchmark[2] in each of the two previous full market cycle periods and from the 1/17/20 index peak through 3/31/20[4]
- Outperforming the comparable open-end Morningstar category average (US Fund World Small/Mid Stock)[5] over the past 1-, 3-, and 5-year periods through 3/31/20[4]
- Actively managing our global portfolio through our differentiated investment strategy, with a high Active Share of 97%[6]

Protect the Value of Your Investment — Vote the WHITE Proxy Card Today

The Royce Global Value Trust Board of Directors unanimously recommends that stockholders vote on the **WHITE** proxy card **"FOR"** the approval of the new investment advisory agreement with Royce. **If stockholders do not approve the agreement, the Fund may be forced to seek approval to liquidate. Liquidation could result in a meaningful loss of value for stockholders, particularly during this period of significant market volatility.**

Vote “FOR” the Investment Advisory Agreement on the WHITE Proxy Card Today to Protect the Value of Your Investment As you may be aware, certain investors are soliciting votes to oppose the adoption of the new investment advisory agreement, and you may receive proxy cards from them in other colors. Their arguments are not novel and have been recycled from numerous campaigns they have each run at other funds. We believe that these activist investors are each pursuing a self-serving agenda, attempting to liquidate the Fund for their own short-term gains at the expense of long-term stockholders like you. Your vote is important, no matter how many or how few shares you own. We urge you to vote on the WHITE Proxy Card “FOR” the proposal put forward by Royce Global Value Trust. This will ensure that Royce continues operating the Fund and executing the strategy that is delivering outperformance for you year after year. Thank you for your continued support. Sincerely, The Royce Global Value Trust, Inc. Board of Directors Your Vote is Important, No Matter How Many or How Few Shares You Own You can vote by internet, telephone or by signing and dating the WHITE Proxy Card and mailing it in the envelope provided. If you have any questions about how to vote your shares or need additional assistance, please contact: Innisfree M&A Stockholders Call Toll Free: (877) 825-8906 Incorporated Banks and Brokers Call: (212) 750-5833 REMEMBER We urge you not to vote using any other colored proxy card as doing so will revoke your vote on the WHITE proxy card. 1 Royce & Associates, LP is a Delaware limited partnership that primarily conducts its business under the name Royce Investment Partners 2 Fund benchmark is the MSCI ACWI Small Cap Index, an unmanaged, capitalization-weighted index of global small-cap stocks. Index returns include net reinvested dividends and/or interest income 3 Based on Legg Mason and Franklin Templeton assets under management as of 1/31/20 4 Returns calculated on an NAV basis 5 For the Morningstar World Small/Mid Stock Category: © 2020 Morningstar. All Rights Reserved. The information regarding the category in this piece is: (1) is proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information. World small/mid Stock portfolios invest in a variety of international stocks that are smaller. World-stock portfolios have few geographical limitations. It is common for these portfolios to invest the majority of their assets in developed markets, with the remainder divided among the globe’s smaller markets. These portfolios typically have 20%-60% of assets in U.S. stocks 6 Active Share: The sum of the absolute values of the di3erent weightings of each holding in the Portfolio versus each holding in the benchmark, divided by two. Active Share is a measure of how much an actively managed portfolio diverges from its benchmark. A higher Active Share number is generally interpreted as indicating the portfolio is more active and less like a passive index Forward-looking Statement This letter is not an o3er to purchase nor a solicitation of an o3er to sell shares of the Fund. This letter may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can sometimes be identi3ed by the use of words such as “plan,” “expect,” “will,” “should,” “could,” “anticipate,” “intend,” “project,” “estimate,” “guidance,” “possible,” “continue” and other similar terms and phrases, although not all forward-looking statements include these words. Such forward-looking statements are based on the current plans and expectations of the Fund, and are subject to risks and uncertainties that could cause actual results, performance and events to di3er materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are or will be contained in the Fund’s 3lings with the U.S. Securities and Exchange Commission, including the Fund’s Annual Report to Stockholders on Form N-CSR, for the year ended December 31, 2019, and subsequent 3lings with the Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Fund undertakes no responsibility to update publicly or revise any forward-looking statement.